FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT
                               September 20, 1999

         This First Amendment to Note Purchase Agreement (this "Amendment"), dated as of September 20, 1999, is by and among VALueStar, INC., a California corporation (the "Company"), VALUESTAR CORPORATION, a Colorado corporation (the "Corporation"), SEACOAST CAPITAL PARTNERS LIMITED PARTNERSHIP, a Delaware limited partnership ("Seacoast"), and PACIFIC MEZZANINE FUND, L.P., a California limited partnership, ("Pacific") and Tangent GROWTH FUND, L.P., a California limited partnership ("Tangent"). Seacoast, Pacific and Tangent are sometimes individually ("Purchaser") or collectively referred to as the ("Purchasers").


                                    RECITALS

         A. On March 31, 1999, the Purchasers entered into various agreements with the Company, Corporation and others including but not limited to a Note Purchase Agreement (the "Note Purchase Agreement") and a Warrant Purchase Agreement (the "Warrant Purchase Agreement") or collectively the Agreements.

         B. The Purchasers desire to amend certain provisions and waive certain rights from the provisions of the Agreements.

         C. Capitalized terms not defined herein shall have the meanings established in the underlying Agreements and are incorporated herein by reference.


                                    AGREEMENT

Note Purchase Agreement Amendments and Restatements

         The following sections of the Note Purchase Agreement (7.8 and 7.9) are hereby amended and restated in their entirety as follows:

                  7.8 Capital Expenditures. The Company will not make any Capital Expenditures if, as a result thereof, the Capital Expenditures of the Company exceed $300,000 for the fiscal quarter ending June 30,1999. For each fiscal year following 1999, the Company will not make any Capital Expenditures if, as a result thereof, the Capital Expenditures of the Company exceed $250,000 (except that the Company may also make Capital Expenditures in fiscal year 2000 in an additional amount equal to any unutilized portion of the $300,000 of permitted Capital Expenditures for the fiscal quarter ending June 30, 1999).

                  7.9      Financial Covenants.

                  (a) Minimum Net Worth. At all times during the periods set forth below, the Company shall not permit the Parent's Net Worth to be less than the amounts set forth below (with the amount set forth below increased by the amount of any adjustment to Net Worth from the sale of securities of the Company or the Parent) for the period corresponding thereto:

                     Period                            Amount
                     ------                            ------
            April 1, 1999 - June 30, 1999              ($4,500,000)
            July 1, 1999 - September 30, 1999          ($6,300,000)
            October 1, 1999 - December 31, 1999        ($8,500,000)
            January 1, 2000 - March 31, 2000           ($9,600,000)
            April 1, 2000 - June 30, 2000              ($10,300,000)
            July 1, 2000 and thereafter                Net Worth Covenant Amount

                  (b) Minimum EBITDA. The Company shall not permit the Parent's EBITDA for any fiscal quarter (determined on a consolidated basis) to be less than the amounts set forth during the periods specified below, measured as of the last day of each fiscal quarter:

                                                             EBITDA for
                      Period                                 Each Fiscal Quarter
                     -------                                 -------------------
            April 1, 1999 - June 30, 1999                    Waived
            July 1, 1999 - September 30, 1999                ($2,200,000)

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


            October 1, 1999 - December 31, 1999              ($2,100,000)
            January 1, 2000 - March 31, 2000                 ($1,050,000)
            April 1, 2000 - June 30, 2000                    ($600,000)
            July 1, 2000 - June 30, 2001                     $150,000
            Thereafter                                       $300,000

                  (c) Minimum Net Income.  The Company shall not permit Parent's
         Minimum Net Income for any fiscal quarter to be less than the amounts set forth during the periods specified below, measured as of the last day of each fiscal quarter:

                                                                                Net Income
                           Period                                               Per Fiscal Quarter
                           ---------                                            ------------------
                  April 1, 1999 - June 30, 1999                                 Waived
                  July 1, 1999 - September 30, 1999                             ($2,400,000)
                  October 1, 1999 - December 31, 1999                           ($2,300,000)
                  January 1, 2000 - March 31, 2000                              ($1,300,000)
                  April 1, 2000 - June 30, 2000                                 ($800,000)
                  July 1, 2000 - June 30, 2001                                  $-0-
                  July 1, 2001 - June 30, 2002 and thereafter                   $150,000

                  (d) Maximum Indebtedness. The Company shall not permit its Indebtedness at any time to exceed $5,350,000, reduced by scheduled payments of principal and without giving effect to any reborrowing, other than reborrowing under a revolving line of credit as permitted hereunder and increased by any Permitted Future Debt to the extent the Company is permitted to incur such Permitted Future Debt hereunder.

                  (e) Operating Leases. The Company will not enter into any lease (other than a capital lease for fixed assets) if, as a result thereof, the liability of such Persons under all such leases to which such Persons are a party would exceed $450,000 per annum.


                              (end of restatement)


Other Amendments and Waivers

         The definition of Net Worth Covenant Amount in Section 11.1 of the Note
Purchase   Agreement   is  amended  by   inserting   $(10,300,000)   to  replace
$(5,500,000).

         The requirement for an independent accountant's certificate referred to in Section 6.1 (a) (ii) of the Note Purcchase Agreement is waived for the fiscal year ended June 30, 1999. The Purchasers have been previously provided with the officer certificate provided by Section 6.2 (a) of the agreement. Purchasers are also in receipt of the budget provided by Section 6.1 (d) and this amendment confirms prior consents allowing late delivery and adoption of the budget for fiscal 2000.

         The Purchasers have been advised that the Board of Directors of the Corporation has approved an increase in the authorized shares of common stock from 20,000,000 to 50,000,000 and the directors have scheduled an annual meeting of the shareholders to approve such amendment to the articles of incorporation. Purchasers consent to the increase in authorized common stock.

         The Board of Directors of the Corporation has also approved an increase in the authorized shares available for grant pursuant to the 1997 stock option plan from 500,000 shares to 1,250,000 shares, subject to shareholder approval at the annual meeting. Purchasers hereby agree that the number of shares issuable under the 1997 stock option plan, as amended, shall be Permitted Stock as defined in Article I of the Warrant Purchase Agreement.

         Purchasers hereby waive any notices required pursuant to the documents, including but not limited to the notices required under Section 4.08 of the Warrant Purchase Agreement, in connection with the transactions described in this Amendment.

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


         The Company and Corporation hereby agree with the foregoing provisions and agrees and acknowledges that the foregoing amendments, waivers and consents
(a) shall in no event be construed or be deemed to obligate Purchasers to agree to any subsequent waiver or consent; (b) shall in no event be construed or be deemed as a waiver of any of the other terms and conditions of the Agreements described herein; and (c) shall in no event be construed or be deemed to (i) impair, prejudice or otherwise adversely affect Purchaser's right at any time to exercise any right, privilege, or remedy in connection with the Agreements, (ii) amend or alter any provision of the Agreements, or (iii) constitute any course of dealing or other basis or altering any obligation of the Company or
Corporation  or  any  right,   privilege  or  remedy  of  Purchasers  under  the
Agreements.

         IN WITNESS WHEREOF, the Company, the Corporation and Purchasers have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized. This Amendment may be executed in multiple counterparts and by facsimile signature.

                                         COMPANY:
                                         VALUESTAR, INC.

                                         By:   /s/ JAMES A. BARNES
                                         Name:  James A. Barnes
                                         Its:     Chief Financial Officer

                                         CORPORATION:
                                         VALUESTAR CORPORATION

                                         By:   /s/ JAMES A. BARNES
                                         Name:  James A. Barnes
                                         Its:     Secretary and Treasurer

                                         PURCHASER:
                                         SEACOAST CAPITAL PARTNERS LIMITED
                                         PARTNERSHIP
                                         By:      Seacoast Capital Corporation,
                                                  its general partner

                                         By: /s/ JEFFREY J. HOLLAND
                                         Name:  Jeffrey J. Holland
                                         Title:    Vice President

                                         PACIFIC MEZZANINE fund, L.P., a limited
                                         partnership
                                         By:      Pacific Private Capital
                                                  its general partner

                                         By: /s/ DAVID WOODWARD
                                         Name:  David Woodward
                                         Title:    General Partner

                                         TANGENT GROWTH FUND, L.P.
                                         By:      Tangent Fund Management LLC
                                                  its general partner

                                         By: /s/ MARK P. GILLES
                                         Name:  Mark P. Gilles
                                         Title:    Vice President

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